Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medefile International, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated March 31, 2008 with respect to the consolidated financial statements of Medefile International, Inc. for the year ended December 31, 2007, which appear in Medefile International, Inc’s Annual Report on Form 10-K.

/s/RBSM, LLP

New York, New York
December 16, 2009